Exhibit 5. 1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

TELEPHONE: (212) 318-3000	FACSIMILE: (212) 318-3400

April 24, 2009

Applied DNA Sciences, Inc.
25 Health Sciences Drive, Suite 113
Stony Brook, New York 11790

Ladies and Gentlemen:

We have acted as counsel to Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), in connection with the preparation of that certain registration statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, with respect to up to 3,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which have been issued to the selling stockholder named in the Registration Statement.

We have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non−assessable..

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the Prospectus which forms a part of the Registration Statement and any supplement or supplements to such Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT & JAWORSKI L.L.P.

Austin • Beijing • Dallas • Denver • Dubai • Hong Kong • Houston • London • Los Angeles • Minneapolis
Munich • New York • Riyadh • San Antonio • St. Louis • Washington DC